NEWS RELEASE

LEGACY TECHNOLOGY HOLDINGS, INC. ANNOUNCES COMPLETION OF REORGANIZATION WITH WORLD PEACE TECHNOLOGIES, INC.


DENVER, COLORADO - LEGACY TECHNOLOGY HOLDINGS, INC. (OTCBB: LTHO) - (formerly known as Life USA, Inc.), announced that it's has completed it reverse merger., effective August 5, 2008. As of June 17, 2008, Legacy entered into a Agreement and Plan of Merger under which Legacy would acquire World Peace Technologies, Inc. in exchange for 9,000,000 shares of Legacy's common stock. The Agreement was amended slightly on July 28, 2008 to provide that World Peace will remain an operating subsidiary of Legacy.

World Peace Technologies, located in Colorado Springs, Colorado, specializes in the development and commercialization of technologies and products with possible applications to the military. World Peace Technologies has been a US Government contract for over the last two years.

Accordingly, Legacy has completed its acquisition of World Peace and now is developing 3 additional wholly owned subsidiaries in addition to World Peace
Technologies:

Air 2 Water, Inc. (Air 2 Water) - Air 2 Water, possesses a technology which is not dependent upon Freon, to harvest water from the air to produce atmospheric water. The Defense Advanced Research Projects Agency (DAPR), in addition to other military organizations having been searching for a way to decrease the logistics drain on the system for drinking water for mobile troops. It is the Company's belief that the technology used by Air 2 Water provides that solution.

Targeted Weather, Inc. (Targeted Weather) - The technology employed by Targeted Weather makes use of algorithms to determine the development and location of severe weather combined with the use of technology to attempt to prevent the severe weather from forming. The technology has been tested in producing rain over an eight year period in the arid regions of Australia. The Company plans to attempt to take the technology in the direction of the prevention of severe weather storms, such as tornados.

Plasteel, Inc (Plasteel) - Plasteel possesses a technology that optimizes the use of a cold chemical process to produce plastic. The resultant plastic product is as strong as steel. The plastic produced has certain other proprietary characteristics not often see in plastic. Plasteel is developing the product for use as armor on vehicles. Plasteel is in the process of transitioning the product from the laboratory to commercialization not only for use in the military, but also for use in the aerospace industry.

The final closing of the transaction was subject to receipt of audited financial statements from World Peace Technologies, which were delivered and have been filed with the SEC within an 8k 12/g(3) as of August 7, 2008.

About Legacy Technology Holdings, Inc.

Based in Colorado Spring, Colorado, Legacy Technology Holdings (LTHO) intends to focus its business development activities on small business entities specializing in the development of technologies ad products with possible applications in the military industry.




This announcement contains forward looking statements about Legacy Technology that may involve risks and uncertainties. Important factors relating to the Company's operations could cause results to differ materially from those in forward looking statements and further detailed in filings with the Securities and Exchange Commission (SEC) available at the SEC website (http//www.sec.gov). All forward looking statements are based on information available to Legacy Technology on the date hereof and Legacy Technology assumes no obligation to update such statements